July 6, 2023
PERSONAL & CONFIDENTIAL

Erik Mickels
VIA EMAIL: [ * ]

RE: Offer of Employment Terms
Dear Erik:
We are pleased to confirm our offer to appoint you the Chief Financial Officer (“CFO”) of MarketWise, LLC and MarketWise, Inc. (together with its subsidiaries, affiliates, and/or successors, the “Company”).
In your capacity as CFO, your duties will include those customarily associated with this position or as otherwise reasonably determined by the Chief Executive Officer.
This letter (“Letter Agreement”) shall include the related terms and conditions of your employment with the Company and in connection with your role as CFO, effective as of August 15, 2023. (“Effective Date”).
•Title and Reporting Relationship. As Chief Financial Officer, you will report to the Chief Executive Officer.

•Base Salary. Your annualized base salary as of the Effective Date will be $500,000. Your pay is subject to any applicable deductions and withholdings, payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.

•Initial Equity Grant. Within 30 days of hire, you will be eligible to receive an initial equity grant of 500,000 MarketWise RSUs, 50% of which will vest upon your family’s relocation to the Baltimore area, provided that such relocation occurs on or before December 31, 2023. For the avoidance of doubt, if your family’s relocation to the Baltimore area does not occur on or before December 31, 2023, you will forfeit the unvested 50% of your initial equity grant. The remainder of the units will vest in equal installments on March 15, 2025, and March 15, 2026, subject to your continued

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employment through the applicable vesting dates. Vested equity grants are subject to applicable tax withholding at the time of vesting.

•You are eligible for an additional grant of 100,000 MarketWise RSUs when MarketWise’s Class A Common Stock closes at or above $6.00 for 20 (twenty) consecutive trading days, as reported by NASDAQ, within 4 years of hire (the “share price milestone”). The additional grant will be granted on the March 15 following the year in which the share price milestone is achieved and will vest in 4 equal installments over a 4-year period beginning on such March 15, subject to your continued employment through the applicable vesting dates. Vested equity grants are subject to applicable tax withholdings at the time of vesting.

•Annual Incentive Bonus. Each performance year, you will be eligible to receive an annual incentive bonus (the “bonus”) composed of cash and/or equity awards for the services you render under this Letter Agreement. Your bonus structure will be reviewed annually by the Chief Executive Officer.

For the 2023 performance year, you will be guaranteed a cash bonus of no less than $500,000, to be paid in the first quarter of the following year. For the 2024 performance year, you will be guaranteed a cash bonus of no less than $600,000, to be paid in the first quarter of the following year, so long as the Company’s final net income reaches or exceeds $90 million dollars and assuming strong individual performance as determined by the Chief Executive Officer. If the final net income for 2024 is less than $90 million dollars, you will be guaranteed a cash bonus of no less than $500,000, to be paid in the first quarter of the following year. In subsequent years, you will be eligible for an annual discretionary bonus.

You will be eligible for an annual equity award of RSUs with a target economic value of $750,000, subject to vesting requirements set forth in the applicable equity award agreement. The annual equity award is subject to modification based on net income results as well as individual performance and is subject to the discretion of the CEO and the Company’s Board of Directors (the “Board”) or a designated Committee.

Cash payments are subject to applicable deductions and withholdings. Equity awards will be granted under the Company’s 2021 Incentive Award Plan. Eligibility to receive cash bonus payments and equity awards is contingent upon active employment at the time of payment or grant.

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•Severance Plan. You will be eligible to participate in the MarketWise, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is enclosed; provided that, effective as of the Effective Date, the terms and conditions of your eligibility thereunder will be as set forth in Appendix B of the Severance Plan as attached hereto. The terms and conditions of the Severance Plan will govern your eligibility for, and entitlement to, severance benefits.

•Relocation Bonus. Your primary workplace will be our offices located in Baltimore, Maryland and business travel will be required as necessary to fulfill your duties hereunder. Within thirty (30) days after relocating to the Baltimore area, which we expect would occur on or before October 1, 2023, the Company will pay you a relocation bonus of $300,000. The bonus is subject to applicable deductions and withholdings.

The Company will pay half of this bonus within 15 days of your executing 2023-2024 school enrollment contracts for school(s) in the Baltimore area or within 15 days of your hire date, whichever is later. The full bonus is earned over a twelve (12) calendar month period measured from the date of issue and is not deemed to have been fully earned until twelve (12) calendar months from that date. If your employment ends with the Company for any reason within the twelve (12) month period measured from the date the relocation bonus is issued, you hereby agree that you may be required to repay to the Company a pro-rata portion of the Bonus, less one-twelfth (1/12) for each month you were in the employment of the Company.

In addition to the lump sum relocation bonus, you are also entitled to up to six months of temporary housing reimbursement, up to $10,000 per month.

•Indemnification Agreement. You will be covered as an indemnitee under the indemnification agreement entered into by members of the Board and Company officers, and you will be covered as an insured under the contract of directors and officers’ liability insurance that insures other members of the Board and Company officers.

•Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which the Company makes generally available to its working partners in accordance with the terms and conditions of the benefit plans, Company policies, and IRS guidelines, including health insurance, dental insurance, vision insurance, paid

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time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time.

•Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.

•At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. The at-will nature of your employment may only be modified in a writing signed by you and an authorized representative of the Company. Although not required, the Company requests that you provide at least eight weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure. In the event of your resignation, MarketWise, LLC may, in its sole discretion, elect to waive such notice period and expedite the date of your termination to any date during the 8-week notice period (but, for the avoidance of doubt, such termination shall still be characterized as a resignation by you). In the event of such an expedited termination, you shall be paid your base salary in lieu of notice for the portion of the 8-week notice period that is waived. Payment shall be made to you within 30 days of your last date of service to the Company. Benefits shall expire based on plan rules associated with your last day of service.

•Conditions. Your employment with the Company is contingent upon satisfactory results of any background checks that may be performed from time to time in the Company’s discretion pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.

•Company Policies. You will be required to abide by all applicable Company policies, procedures, and guidelines that are in effect, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies, procedures, and guidelines.

•Miscellaneous.

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•During your continued employment, you will devote your full-time best efforts and business time and attention to the business of the Company. You will not participate in any activities that will interfere with your employment or present a conflict of interest, unless such participation is specifically permitted in a writing signed by an authorized representative of the Company.

•This Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor. You may not assign your rights or obligations under this Letter Agreement to another entity or person.

•This Letter Agreement, together with the Severance Plan, constitutes the entire understanding and agreement regarding the terms and conditions of your continued employment by the Company. It supersedes all prior negotiations, communications, understandings, and agreements (whether written or oral) relating to the subject matter contained herein or therein.

•The terms of this Letter Agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this Letter Agreement), without a written modification signed by you and an authorized representative of the Company. For purposes of construction of this Letter Agreement, any ambiguity shall not be construed against either party as the drafter.

•The terms of this Letter Agreement are governed by the laws of the State of Maryland without regard to conflicts of law principles.

•If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

•This Letter Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

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Please acknowledge your acceptance of the terms of this Letter Agreement and the Severance Plan by signing where indicated below.

We are very pleased to have you join MarketWise.
Sincerely yours,

/s/ Amber Lee Mason

Amber Lee Mason
Chief Executive Officer

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ACKNOWLEDGED AND AGREED:

/s/ Erik Mickels
Erik Mickels

7/6/23                    Date